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CORIO, INC.

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International Business Machines Corporation

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Filed by International Business Machines Corporation Pursuant to Rule 14a-12
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Subject Company: Corio, Inc.
Commission File No.: 000-31003

The following is an Employee Equity Conversion Q&A provided to Corio employees and posted on IBM’s extranet site on January 25, 2005.

Employee
Equity Conversion Q & A

1. What happens to my current Corio stock options?
The treatment of your Corio stock options will generally depend on the exercise price of your Corio stock options.

Corio stock options that are vested with an exercise price below $2.82
Upon the closing of the transaction, IBM will make a cash payment to you with respect to each Corio option equal to the difference between your Corio exercise price and the IBM purchase price $2.82.

Example 1: Vested Corio stock options with an exercise price of $1.34

You hold an option to purchase 5,000 Corio option shares which are fully vested with an exercise price of $1.34 per Corio option share. Assume IBM buys Corio stock for $2.82 per share. Multiply 5,000 Corio option shares by the difference between your Corio exercise price and the IBM purchase price, $2.82 — $1.34 = $1.48. So 5,000 Corio options x $1.48 = $7,400. You would receive a cash payment in the amount of $7,400.

Corio stock options with an exercise price greater than @.82 and less than $4.00

Upon the closing of the transaction, IBM will assume Corio stock options with an exercise price of less than $4.00, other than vested options with an exercise price below $2.82, which will be treated as described above.. This means that IBM stock options will be substituted for Corio stock options. The number of option shares and exercise price will be adjusted to reflect the assumption as described below. Except for the exercise price and number of shares covered by these options, the assumed options will continue to be subject to all of the terms and conditions of the Corio stock option plan and the award agreement under which the options were granted.

The number of IBM shares covered by each Corio option will be determined by applying a purchase value ratio. For illustration purposes, let’s assume that IBM is buying Corio stock for $2.82 per share. The average closing price for IBM stock over the 10 business days immediately preceding the closing of the transaction establishes the IBM stock price for computing the equivalent value. To convert your Corio stock options to an equivalent value of IBM stock options, a purchase value ratio is established as Corio’s $2.82 per share divided by the IBM average closing price. This ratio is then multiplied by the number of Corio stock options you hold, with the result rounded down to the nearest whole share.

The exercise price per share for the Corio option will be adjusted by dividing the Corio option exercise price by the purchase value ratio, with the result rounded up to the nearest whole cent.

Example 2: Corio Options with an Exercise Price of Less than $4.00

You hold an option to purchase 10,000 Corio option shares with an exercise price of $3.40 per Corio share. Assume that IBM buys Corio stock for $2.82 per share. Assume that the average IBM closing price for 10 days prior to the deal close equals $95. The purchase value ratio is $2.82/$95 = .0297. Next, multiply the 10,000 Corio option shares by .0297 = 29.7 IBM stock options and rounded down to the nearest whole share = 29 IBM option shares. Finally, divide the exercise price by the purchase value ratio. $3.00 per Corio option exercise price by .0297 and round up to the nearest whole cent = $100.01.

Corio stock options out-of-the-money with an exercise price of $4.00 and above

Corio stock options with an exercise price of $4.00 and above will be canceled in connection with the acquisition. However, even though these stock options are “out of the money” and cannot be exercised for a gain, IBM will issue to you brand new IBM stock options effective on the date of closing using the assumptions described below. The new options will vest 25% per year over 4 years and be subject to the terms and conditions of IBM’s Long Term Performance Plan. The exercise price per share for the new IBM stock options will equal 100% of IBM’s fair market value on the date of grant. However, if the new IBM

Employee
Equity Conversion Q & A

option grant would result in fewer than 100 IBM option shares, IBM will instead make a cash payment to you.

The number of new IBM options issued to you will be based on the purchase value ratio described in Example 2 above. You will receive 1 new IBM option for every 10 IBM options you would have received using the formula described in Example 2.

Example 3: Corio stock options with an exercise price of $4.00 and above

You hold 50,000 Corio stock options with an exercise price of $4.75 per share. Assume IBM buys Corio for $2.82 per share. The average IBM closing price for 10 days prior to the deal close equals $95. The purchase value ratio is $2.82/$95 = .0297. So, 50,000 Corio options x .0297 = 1485 as based on the formula in Example 2. Applying the 10:1 ratio, you would receive 148 new IBM options

Cash Conversion

If the new IBM option grant would be fewer than 100 options in aggregate, you will instead receive a cash payment equal to $25 per new IBM option share. The payment will be paid within 60 days of closing the acquisition. If you are eligible, you will receive more information following the closing.

2. What happens to the stock I’ve purchased through the Corio Employee Stock Purchase Plan (ESPP) or any other Corio stock that I own?

Any Corio stock that you currently own will be bought out in the acquisition closing with cash on the same terms as all other outstanding Corio shares.

3. I own Corio common stock. Will any tax be withheld from the $2.82 per share that I am entitled to receive on the close date?

The cash payment will be subject to applicable withholdings and deductions for taxes.

4. What will the tax withholding be for Corio common stock owned and cashed out through the ESPP?

Administration for the Corio common stock owned and cashed out through the Corio ESPP up to the time of the close will continue under its current business process.

5. What if all the Corio stock I own is held in a trust?
All Corio common stock will be exchanged for cash regardless of the type of account in which it is held. Corio stock options will be managed, regardless of the type of account in which they are held, according to the examples in Q&A 1.

6. What will the tax withholding be for Corio stock options priced $4.00 and above that are cashed out in the cash conversion?

There will be standard tax withholdings at the time the cash conversion payment is processed through payroll.

7. What happens to new hire grants between now and the closing date? Are they presented as Corio shares or IBM shares?

Before the close, Corio will grant Corio stock options to new hires. Any stock options granted will be subject to the same transition process outlined in the above examples.

Employee
Equity Conversion Q & A

8. What broker will be used for equity transactions after deal close?
IBM uses Salomon Smith Barney. IBM will provide information to employees about opening an account with Salomon Smith Barney. You may retain your current brokerage account and stock you hold in your brokerage account may remain there for as long as you wish to retain the account for shares other than converted Corio to IBM shares. IBM will not utilize any other brokers for ongoing stock option activity.

9. Regarding the cash conversion calculation for Corio option grants priced $4.00 and above, does the “100 option” rule apply to the total number of options I hold, or will the “100 option” rule apply to each Corio stock option grant individually?

The “100 option rule” will apply to the total number of Corio stock options priced $4.00 and above in aggregate across all Corio option grants priced $4.00 and above. Please refer to the stock pricing examples shown previously in this section.

10. Will the cash conversion calculation apply to Corio stock options priced below $4.00?

No. Corio options that are vested with an exercise price of below $2.82 will be cashed out. Corio options that are unvested and below $4.00 will be substituted with IBM options.

11. What is the reasoning behind the two categories of stock options: below $4.00 and $4.00 and above? Why was $4.00 chosen as the threshold level?

The two categories were defined based on a review of current employee equity holdings using the Black-Scholes Option Pricing Modeling methodology. The Black-Scholes model values the right to buy stock at a fixed price for a certain period of time based on a distribution of potential results. Based on this approach, decisions were then made regarding the two categories of stock options.

12. I understand vesting will be reset for new IBM stock option grants (Corio stock options priced at $4.00 and above). Does that mean vesting in “blocks” of 25 percent?

Yes. The IBM vesting schedule is 4-year annual, which means a 25% block will vest each year on a single date.

13. For Corio stock options priced below $4.00 there is no change in vesting. Does that mean monthly vesting is still intact?

Corio stock options priced below $4.00 will be assumed by IBM and the Corio vesting schedule will continue. For Corio stock option grants with monthly vesting schedules, the monthly vesting schedule will remain unchanged.

14. At the time of close, do I have to do something to sell my Corio common stock, or is the transaction automatic? How about Corio common stock in trading accounts?

No. If you own shares in certificate form, a letter of transmittal will be sent to your address of record with instructions for surrendering your certificates in exchange for cash. Any Corio common stock that you currently own will be bought out in the acquisition closing with cash on the same terms as all other outstanding Corio shares. If you hold shares in a brokerage account, your account will be credited for the number of shares times the conversion price of $2.82.

15. For Corio stock options priced below $4.00, will the expiration date on the stock option remain the same on the converted option?

Yes.

Employee
Equity Conversion Q & A

16. For Corio stock options priced below $4.00, will IBM be issuing ISOs or NQ stock options?

Corio options priced below $4.00 that were ISOs will be assumed by IBM as ISOs. For Corio options that were not ISOs, IBM will be issuing non-qualified stock options.

17. For Corio stock options priced $4.00 and above, will the new IBM stock option grant be ISOs or NQs?

The IBM stock options issued for Corio stock options priced $4.00 and above will be Non-Qualified stock options.

18. How soon after the acquisition can we expect our stock to be cashed out and a check issued?

It could take several weeks before the paying agents complete the cash exchange. If you hold physical certificates, you will receive a letter of transmittal from the transfer agent with instructions to surrender your certificates in exchange for a check for the merger consideration of $2.82 per share. If the shares are held in a brokerage account, your account will be credited for the merger consideration. A check will not automatically be issued from the broker; you will have to request a check or wire (they will charge their normal fee). Or, if you established check writing privileges on your current brokerage account, you will be able to write a check against those funds once they are deposited.

Additional Information

In connection with the merger, Corio will be filing a proxy statement and other relevant documents concerning the transaction with the Securities and Exchange Commission (SEC). STOCKHOLDERS OF CORIO ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Corio, Inc., 959 Skyway Road, Suite 100, San Carlos, CA 94070 (Telephone: (650) 232-3000). In addition, documents filed with the SEC by Corio will be available free of charge at the SEC’s web site at www.sec.gov.

Information regarding the identity of the persons who may, under SEC rules, be deemed to be participants in the solicitation of stockholders of Corio in connection with the transaction, and their interests in the solicitation, will be set forth in a proxy statement that will be filed by Corio with the SEC.